CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of SLM International, Inc. on Form S-8 (File No. 33-53996) of our report, which included an explanatory paragraph regarding the Company's accounting for the Plan of Reorganization, dated April 14, 1997, on our audits of the consolidated financial statements and financial statement schedule of SLM International, Inc. as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, which report is included in this Annual Report on Form 10-K.

/s/ COOPERS & LYBRAND L.L.P.

Albany, New York
April 14, 1997